Rider - Supplemental Term Insurance

In this Rider, “We”, “Us”, or “Our” means The Penn Insurance and Annuity Company; “You” and “Your” means the Owner of the Policy; and “Insured” means the person whose life is covered under the Policy.

We agree, subject to the provisions of the Policy and this Rider, to provide this Term Insurance Benefit. We also agree to provide all of the other benefits which are stated in this Rider. This Rider is a part of the Policy to which it is attached. It is subject to all of the provisions of the Policy unless stated otherwise in this Rider.

Term Insurance Benefit - The amount of the Term Insurance Benefit provided under this Rider is shown as the Specified Amount for this Rider in the Rider section in Section 1. The benefit is payable to the Beneficiary of the Policy to which this Rider is attached.

There are no cash values or loan values associated with this Rider.

Basic Death Benefit - The Basic Death Benefit of the Policy to which this Rider is attached is modified to include the Term Insurance Benefit under this Rider as follows:

(a)	If the Policy has a Level Death Benefit Option, as shown in Section 1, the Basic Death Benefit will be equal to the greater of:
(1)	the Specified Amount of the Policy plus the Term Insurance Benefit; or
(2)	the Policy Value multiplied by an attained age factor shown in the Table of Death Benefit Factors.
(b)	If the Policy has an Increasing Death Benefit Option, as shown in Section 1, the Basic Death Benefit will be equal to the greater of:
(1)	the Specified Amount of the Policy plus the Term Insurance Benefit plus the Policy Value; or
(2)	the Policy Value multiplied by an attained age factor shown in the Table of Death Benefit Factors.

Suicide Exclusion - If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue of the Policy, the Term Insurance Benefit will be limited to the Monthly Deductions associated with such benefit. A period of fewer than two years may apply as required by law in in the state where the policy is delivered or issued for delivery.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in the Term Insurance Benefit, the Term Insurance Benefit with respect to that increase will be limited to the Monthly Deductions for that increase. A period of fewer than two years may apply as required by law in in the state where the policy is delivered or issued for delivery.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any reinstatement, the Term Insurance Benefit will be limited to the Monthly Deductions associated with such benefit since the date of reinstatement. A period of fewer than two years may apply as required by law in in the state where the policy is delivered or issued for delivery.

Change in Amount of Coverage - The Term Insurance Benefit may be changed subject to the following conditions:

(a)	Any change in coverage must be at least the Minimum Specified Amount Change as shown in Section 1;
(b)	Any request for an increase must be applied for on a written application that We have provided. Evidence of insurability satisfactory to Us must be provided; and
(c)	Any decrease will successively decrease, in reverse order, the most recent increases, if any.

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Monthly Deductions - While this Rider is in force, the Monthly Deduction under the Policy will include the Monthly Deduction for this Rider. The Monthly Deduction for this Rider is the sum of:

(a)	the monthly expense charge per $1,000 of the original Term Insurance Benefit;
(b)	the monthly expense charge per $1,000 of any increases in the Term Insurance Benefit; and
(c)	the Cost of Insurance for the Term Insurance Benefit under this Rider.

We will determine the monthly expense per $1,000 charges for this Rider based on expectations as to future mortality, investment, expense, taxes, and persistency experience. We will not adjust such charges as a means of recovering prior losses or as a means of distributing prior profits. The rates will not exceed the maximum expense charges as shown in Section 1.

Cost of Insurance - The Cost of Insurance for the Policy will include the Cost of Insurance for the Term Insurance Benefit when the Term Insurance Benefit is attached to the Policy. The Cost of Insurance is determined separately for the initial coverage segment under this Policy and Term Insurance Benefit as well as for each additional coverage segment created as the result of an increase in the Specified Amount of the Policy and Term Insurance Benefit. The total Cost of Insurance for a policy month is calculated as the sum of (a) plus (b) where:

(a)	is the Cost of Insurance for the initial coverage segment and additional coverage segments of the Policy; and
(b)	is the Cost of Insurance for the initial coverage segment and additional coverage segments of the Term Insurance Benefit under this Rider.

The Cost of Insurance for a policy month for each coverage segment under this Policy is calculated as the sum of (c) multiplied by (d) where:

(c)	is the applicable Cost of Insurance Rate for the Policy divided by 1,000; and
(d)	is the Net Amount at Risk for that coverage segment under this Policy.

The Cost of Insurance for a policy month for each coverage segment of the Term Insurance Benefit under this Rider is calculated as the sum of (e) multiplied by (f) where:

(e)	is the applicable Cost of Insurance Rate for the Term Insurance Benefit divided by 1,000; and
(f)	is the Net Amount at Risk for that coverage segment of the Term Insurance Benefit.

If the Policy has a Level Death Benefit Option, as shown in Section 1, the Net Amount at Risk attributed to the initial and additional coverage segments of the Policy is calculated as (g) minus (h) where:

(g)	is the coverage segment divided by the Death Benefit Discount Factor; and
(h)	is the Policy Value allocated to the coverage segment at the beginning of the policy month before the Monthly Deduction is due.

If the Policy has an Increasing Death Benefit Option, as shown in Section 1, the Net Amount at Risk attributed to the initial and additional coverage segments of the Policy is calculated as (i) minus (j) where:

(i)	is the coverage segment plus the Policy Value allocated to the coverage segment divided by the Death Benefit Discount Factor; and
(j)	is the Policy Value allocated to the coverage segment at the beginning of the policy month before the Monthly Deduction is due.

The Net Amount at Risk attributed to the initial and additional coverage segments of the Term Insurance Benefit is calculated as (k) minus (l) where:

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(k)	is the coverage segment divided by the Death Benefit Discount Factor; and
(l)	is the Policy Value allocated to the coverage segment at the beginning of the policy month before the Monthly Deduction is due.

For purposes of determining the allocation of Net Amount at Risk between the coverage segments of the Policy and the coverage segments of the Term Insurance Benefit, the Policy Value will be allocated as follows:

(a)	first to the initial coverage segment under this Policy;
(b)	then to any coverage segments resulting from increases in the Specified Amount of the Policy in the order of the increases;
(c)	then to the initial coverage segment of the Term Insurance Benefit; and
(d)	then to any coverage segments resulting from increases in the Term Insurance Benefit in the order of the increases.

Any increases in the Basic Death Benefit in order to maintain the required minimum margin between the Basic Death Benefit and the Policy Value will be allocated to the most recent increase in Specified Amount under the Policy.

Cost of Insurance Rate - The Cost of Insurance Rate for the initial Term Insurance Benefit is based on policy year and on the issue age, sex (if issued on a sex distinct basis) and rate class of the Insured. The Cost of Insurance Rate for any coverage resulting from an increase in the Term Insurance Benefit will be based on the policy duration since the effective date of the increase. It will also be based on the attained age, sex (if issued on sex distinct basis) and rate class of the Insured on the effective date of the increase. We will determine current monthly Cost of Insurance Rates based on expectations as to future mortality, investment, expense, taxes, and persistency experience. However, for the initial coverage, these rates will not exceed those shown for this Rider in the Additional Policy Specifications. For additional coverages, these rates will not exceed those provided to You at the time of increase.

Cost of Insurance Rates will not be adjusted by Us as a means of recovering prior losses nor as a means of distributing prior profits.

Surrender Charge -The Surrender Charge for the Policy to which this Rider is attached is modified for the Term Insurance Benefit under this Rider. The Surrender Charges as shown in Section 1 will be based on the initial Term Insurance Benefit in addition to the initial Specified Amount.

For an equal increase in the Term Insurance Benefit and Specified Amount of the Policy, the Surrender Charge for the increase is modified to account for the increase in the Term Insurance Benefit. The Surrender Charge will be based on the Term Insurance Benefit in addition to the Specified Amount of the Policy.

The Surrender Charge for each increase in the Term Insurance Benefit without an equal increase in Specified Amount in the Policy is based on the amount of the increase and on the attained age, sex (if the Policy is issued on sex distinct basis), and rate class of the Insured at the time of the increase. The Surrender Charge for each increase in the Term Insurance Benefit will be provided to You.

A Surrender Charge will be deducted from the Policy Value upon a decrease in the Term Insurance Benefit in the first five policy years. The charge will be proportional to the amount that the Term Insurance Benefit decreased. There will be a proportional reduction in the Surrender Charge for remaining Surrender Charges.

Supplemental Term Insurance Policy Value Enhancement (STI PVE)- After the Policy reaches the Supplemental Term Insurance Policy Value Enhancement Date as shown in Section 1, a monthly STI PVE will be paid on subsequent monthly anniversaries.

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For every account, except the Traditional Loan Account, the STI PVE is based on the current value in each account. For the Traditional Loan Account, the STI PVE is based on the current value of the Traditional Loan Account decreased by any Policy Debt. The STI PVE will be applied on a pro-rata basis in proportion to these values.

The additional amount paid through the STI PVE will be paid on subsequent monthly anniversaries and is equal to the monthly equivalent of the annual guaranteed Supplemental Term Insurance Policy Value Enhancement Percentage shown for the Rider in Section 1 multiplied by (a) divided by (b), where:

(a)	is the Term Insurance Benefit; and
(b)	is the sum of the Term Insurance Benefit and the Specified Amount.

Once paid, the STI PVE will be made part of the Policy Value, which is used in the determination of the Net Cash Surrender Value and is nonforfeitable after crediting except indirectly due to Surrender Charges.

Misstatement of Age or Sex - If the age, or the sex (if the Policy is issued on a sex distinct basis), of the Insured has been misstated, the Term Insurance Benefit will be the amount which would have been provided by the most recent Cost of Insurance charge at the correct age and sex (if the Policy is issued on a sex distinct basis). No adjustment in the Policy Value will be made. We will adjust future Monthly Deductions to reflect the corrected age and sex (if the Policy is issued on a sex distinct basis).

Incontestability -This Rider will be incontestable after it has been in force during the life of the Insured for two years from the Date of Issue of the Policy, except for fraud in the procurement of the Rider, when permitted by applicable law.

Any increase in the Term Insurance Benefit will be incontestable with respect to statements made in the evidence of insurability for that increase after the increase has been in force during the life of the Insured for two years from the effective date of the increase, except for fraud in the procurement of the increase, when permitted by applicable law.

This Rider will be incontestable with respect to statements made in an application for reinstatement after it has been in force during the life of the Insured for two years from the effective date of the reinstatement, except for fraud in the procurement of the reinstatement, when permitted by applicable law.

Any Change in Rate Class will be incontestable with respect to statements made in the evidence of insurability for the change after the change has been in force during the life of the Insured for two years from its effective date, except for fraud in the procurement of the Rider, when permitted by applicable law.

Termination of Rider - This Rider will terminate upon:

(a)	the Termination Date for this Rider shown in Section 1;
(b)	lapse, surrender or maturity of this Policy;
(c)	the date of death of the Insured; or
(d)	the Monthly Anniversary which coincides with or next follows Our receipt of a written request to terminate this Rider.

Reinstatement -This Rider may be reinstated within five years after lapse under the same terms as described in the Policy.

Effective Date - The effective date of this Rider is the same as the Policy Date of the Policy to which it is attached.

The Penn Insurance and Annuity Company

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Thomas H. Harris

President

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